Exhibit 99.1	NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE AMEX: REE TSX: RES April 12, 2012 Ref: 08 -2012

Rare Element Announces Revised and Improved Economic Results from

Pre-Feasibility Study at Bear Lodge

Rare Element Resources Ltd. (NYSE Amex: REE and TSX: RES) (“Rare Element” or the “Company”) is pleased to report the revised results of the previously announced positive Preliminary Feasibility Study (“PFS”) for the Bear Lodge Rare-Earth Project (“Bear Lodge Project”), Wyoming. This revision supersedes the previous announcement made March 1, 2012. After consultation with Roche Engineering, Inc. (“Roche”), the independent engineering company that completed the PFS on behalf of Rare Element, several changes were made, including revised and improved estimates of both capital and operating costs. The revised and improved estimates are now based on an optimally-sized hydrometallurgical (“hydromet”) plant, and the recalibrated upside production sensitivity case is now based on 150% of the production rate of the Base Case. Sensitivity analyses are also presented utilizing a lower long-term price assumption. The PFS was commissioned to provide a technical report with the following: the mineral reserve and resource model, the technical activities of the rare-earth exploration program, an open pit mine plan, a detailed description of mineral concentration and hydrometallurgical processing plans, and an economic analysis of the rare-earth project. The revised results of the PFS indicate that the Bear Lodge Project is technologically feasible with robust returns on invested capital.

Highlights of the PFS

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Net Present Value at a 10% discount rate (“NPV-10”) of $1,271M after state taxes but before federal income taxes

•

Internal rate of return (“IRR”) of 47.8% with 2-year payback of initial capital

•

Robust economics at the 25% lower price assumptions (NPV-10 of $790M )

•

Average annual production rate of 20,962 metric tonnes (23,111 tons) bulk mixed rare-earth carbonate concentrates containing 9,433 tonnes (10,400 tons) total rare earth oxide (“TREO”)

•

Nineteen year mine life based on mineable mineral reserves of 5.7M tonnes at an average grade of 3.6% TREO

•

Average metallurgical recovery rate of 81.4%

•

Initial capital cost of $334M and life-of-mine (“LOM”) capital of $404M

•

Average price of $17.36/kilogram (“kg”) of concentrates based on 3-year trailing average “basket price” FOB China, 45% concentrate grade and 40% discount

•

Average annual operating cost of $61.8M and operating costs of $194/tonne mined and $2.94/kg of bulk mixed RE carbonate concentrate

•

Substantial upside potential to increase reserves and resources as exploration continues at Bull Hill, Whitetail Ridge, East Taylor and Carbon areas

•

Exploration potential exists in the district to delineate resources of heavy rare earth elements (“HREEs”)

•

Definitive Feasibility Study is starting in the second quarter of 2012 with a mid-year 2013 planned completion date

Mr. Randall Scott, President and CEO, stated, “We are very encouraged with these revised results. The PFS was designed to provide a preliminary engineering and economic assessment of the viability of the Bear Lodge Project and, more specifically, the Bull Hill rare-earth element (“REE”) open-pit mine, and these revised results continue to demonstrate the strong economics of this project to produce a bulk mixed RE carbonate concentrate. Our recent announcement of plans to develop and test a process to produce separated rare-earth products from concentrates and our metallurgical testing of drill core samples from the three target areas enriched in HREEs peripheral to the main deposit give the project the potential to substantially improve the economics in the future. Commercial discussions are underway with several companies regarding strategic partnerships and off-take agreements. We will finalize a National Instrument (“NI”) 43-101 Technical Report in the near term and that report will be filed with regulatory agencies. The NI 43-101 Technical Report will include updated mineral reserve and resource estimates that will encompass those drill assay results from the 2011 exploration season received by the end of the year.”

1)

Plant capacity has been designed, and capital costs estimated, for variable production approaching 19,000 metric tonnes (21,000 short tons) per year TREO depending on market conditions and successful mine management of ore types. While this design capacity is 200% of the Base Case production rate and could require additional capital, a conservative upside production sensitivity case based on 150% of the Base Case production rate is shown below which is estimated not to require additional capital

2)

Initial capital includes a contingency of $66.8M and total life-of-mine capital includes a contingency of 25% or $80.8 million.

3)

Lower Price Sensitivity assumes a 25% lower concentrate price and Base Case production.

4)

NPV, IRR and Annual cash flow are before Federal income taxes but include Wyoming State taxes.

Bear Lodge Background

Rare Element is developing the Bear Lodge Project in northeastern Wyoming. The subject of the PFS is the Bull Hill deposit, which is the most advanced resource and will be developed first. Several other deposits and targets including Whitetail, Carbon and East Taylor, located to the west and north of Bull Hill are likely to be developed sequentially, assuming resource and reserve definition. Exploration to define the other potential resources, some of which are enriched in the more valuable heavy rare earths, will continue for several years. The REE district is still open in two directions and could eventually prove to be much larger than currently delineated.

Metallurgical testing; PUG and hydromet pilot plant test work and results; and plant engineering have progressed sufficiently for the process design to be reported in the PFS. Studies have also now begun on the separation of the mixed RE concentrate to be produced from Bull Hill into certain individual RE oxides or small groups of mixed REO products.

Wyoming has been identified among the best mining jurisdictions in the world, according to the Fraser Institute’s 2012 report. Infrastructure in the Bear Lodge area is exceptionally good including rail transportation, low-cost utilities, good road access, skilled labor, and ready access to consumables including sulfuric acid and sodium carbonate.

Following the completion of the PFS, the Company will commence more detailed metallurgical design, additional pilot plant testing to optimize future plant performance, and engineering studies to be reported in a Definitive Feasibility Study that we believe will further establish the economic viability of the Bear Lodge Project.

Preliminary Feasibility Study

The scope of the development of the Bear Lodge Project is planned to consist of three principal components: 1) the open-pit mine operation at Bull Hill and associated support facilities, located approximately 19 kilometers (12 miles) by road north of Sundance, Wyoming; 2) a physical upgrading (“PUG”) plant for mineral pre-concentration located on-site adjacent to the mine; and 3) a hydromet plant for further concentration of the rare-earth elements into a rare-earth (“RE”) carbonate concentrate product at Upton, Wyoming.

Table 2: Key Operating Assumptions	Base Case & Price Sensitivity Cases
Annual ore production (tonnes)	318,226
Average strip ratio (1)	8.7
Annual production	
Concentrate (tonnes)	20,962
TREO (tonnes)	9,433
Average REO grade	3.6% (yrs 1-17)
LOM	19 yrs
Mining dilution	5%
Mining recovery rate	95%
Metallurgical recovery rate	81.4%
Production start-up	4Q 2015
Ramp up to full production	1 yr

1.

Stockwork above a 0.9% cutoff grade is mined and stockpiled near the PUG plant. In the Base Case the stockpiled material is not reclaimed and processed.

2.

In addition to mining dilution, the methodology of the resource block model development introduced an initial dilution of 50% with material averaging 0.6% REO.

Upton, the planned site of the hydromet plant located approximately 64 kilometers (40 miles) south from the Bull Hill Mine site, is adjacent to an active railway line. The REE mineral pre-concentrate will be transported by truck to the hydromet plant.  The hydromet plant will use hydrochloric acid leaching to produce a bulk mixed rare-earth carbonate concentrate, which represents the initial saleable product for the mining operation.

Mineral Reserves and Resources

The Bull Hill Mine is planned as a conventional truck and shovel open-pit operation that will extract near-surface proven and probable mineral reserves consisting of a diluted 5.7 million tonnes (6.3 million tons) averaging 3.6% rare-earth oxide (“REO”), plus 1.45 million tonnes (1.6 million tons) of lower-grade stockwork material averaging 1.1% REO. The mineral reserve is derived from a measured and indicated (“M&I”) mineral resource of 6.2 million tonnes (6.8 million tons) averaging 3.75% REO. Located within the pit is another 4.1 million tonnes (4.5 million tons) of high-grade oxide inferred mineral resource that will be the subject of further drilling in 2012 with a goal to upgrade the resource category. An additional 10.9 million tonnes (12 million tons) of near-surface high-grade inferred resources occurs outside the pit area, plus there is considerable exploration potential in the district for more of the HREE-enriched oxidized types of resources.

1.

Rare-earth oxides include Ce2O3, La2O3, Nd2O3, Pr2O3, Sm2O3, Gd2O3, Y2O3, Eu2O3, Dy2O3, and Tb2O3, listed in relative order of decreasing abundance in the deposits, plus minor quantities of other REO.

2.

Proven and Probable reserves were determined by Boyd as part of the Bull Hill Mine design. Waste material includes inferred resources occurring within the open pit.

1.

The resource estimate is classified as Measured, Indicated, and Inferred Mineral Resources as defined by CIM and referenced in NI 43-101.

2.

ORE considers a range of 1.0 to 2.5 per cent REO cut-off grade to be reasonable in the estimation of potentially economic resources. A cutoff grade of 1.5% REO was selected as the base case during resource estimation; a cutoff grade of 0.9% REO is used for the mineable reserve in the PFS.

3.

The Pre-Feasibility Study is focused on the Oxidized (Oxide and Oxide-carbonate) mineralization at approximately 1.5% cutoff grade.

The mineral resources for the Bear Lodge Project were estimated by Alan C. Noble, P.E. of Ore Reserves Engineering, an independent Qualified Person as defined by NI 43-101, and were reported in a news release dated January 4, 2012, but are summarized above for convenience.  Readers should review that news release for additional information, including the contribution of each deposit to the overall mineral resource, the mineral resource estimates at different cut-off grades, the parameters used in the estimate and the required NI 43-101 disclosure. Mineable reserves are calculated from an open-pit mine plan prepared by Michael P. Richardson, P.E. of John T. Boyd Company, an independent Qualified Person as defined by NI 43-101. The mineable reserves reported in the PFS are derived from the measured and indicated resources. Proven and probable reserves are estimated in compliance with NI 43-101 and are also compliant with SEC Industry Guide 7.  The mineral resource estimate, which is the basis for the engineering studies that estimate reserves, is compliant with NI 43-101.  SEC Industry Guide 7 does not address reporting of mineral resource estimates.

Mineral Resources that are not mineral reserves do not have demonstrated economic viability.  Mineral resource estimates do not account for mineability, selectivity, mining loss and dilution.  The mineral resource estimates include inferred mineral resources that are normally considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves.  There is also no certainty that these inferred mineral resources will be converted to measured and indicated categories through further drilling, or into mineral reserves, once economic considerations are applied.

Mine Design and Mine Operations

The development model utilized by Boyd and its associates for the PFS contemplates conventional truck and shovel open-pit mine production from the near-surface oxidized measured and indicated mineral resources in the Bull Hill deposit. A large portion of the M&I resources form the mineable reserves, which provide an initial mine life of 19 years. Drilling has intersected REE outside the known M&I resources and studies are now underway to determine whether they may support an eventual increase of mine life beyond that contemplated in the PFS.

PUG Plant

The PUG plant is designed to maximize concentration of the REE minerals and produce a pre-concentrate using a screening and washing process. The PUG plant is designed to process up to 907 tonnes (1,000 tons) per day of high-grade oxide ore and up to 907 tonnes (1,000 tons) per day of high-grade oxide-carbonate ore or lower-grade stockwork material which will be blended to meet mine pit production plans and market demands. The PUG process employs a series of crushing, attritioning, washing and screening methods to reduce the physical mass and concentrate the RE-bearing fines. Harder oxide-carbonate and stockwork ores will be used as the attritioning media to break up the clay-like oxide ores. The Bull Hill deposit contains variable proportions of weathered high-grade oxide and oxide-carbonate ores, along with variable grades of stockwork mineralization adjacent to the higher grade ores. Each of these ore types has a different upgrade percentage and mass reduction in the PUG circuit. These product streams will combine to produce a pre-concentrate with the overall processing strategy to maximize the RE grade and recovery, and minimize the tonnage of pre-concentrate transported to the hydromet plant.

Hydrometallurgical Plant

The hydromet plant has been designed with two parallel circuits to process the mineral pre-concentrate from the PUG plant. The nominal REE production rate is anticipated to be 21,000 tonnes (23,111 tons) of bulk mixed RE carbonate concentrate containing 9,400 tonnes (10,400 tons) of REO per year, but the plant should have sufficient flexibility to produce higher tonnages of RE concentrate and contained REO with some modifications and optimization of operating parameters. The hydrometallurgical process will use a 20% hydrochloric acid solution, heated to 90°C (degrees Celsius) to leach the REE from the pre-concentrate. Iron is then precipitated from the solution, and calcium and manganese are extracted using an ion exchange process. The REE are precipitated as carbonates through neutralization of the acidic solution with sodium carbonate. The bulk mixed RE carbonate concentrate will contain approximately 45% REO.

Upton, Wyoming has many attributes that make it an advantageous site for the hydromet plant including being:

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private land;

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adjacent to an existing railway;

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near an industrial park where there is sufficient infrastructure, water and low cost utilities; and

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located in a region where there are relatively inexpensive sources of consumables such as sulfuric acid and sodium carbonate that can be delivered by rail.

Capital Expenditures

The initial start-up capital expenditures are estimated at $334.1 million. The life-of-mine capital cost for the project, including sustaining capital, later phases of tailings construction, and closure costs, is estimated at $404.2 million, which includes the initial start-up capital and a 25% total capital cost contingency of $80.8 million.

1.

Capital Expenditures for the Plus 50% Production Sensitivity Case are the same as the Base Case because of the additional capacity designed into the PUG and hydromet facilities. The mine is assumed to add additional shifts and operating hours as required at minimal additional capital cost.

Infrastructure

The project area is located 11 km (7 miles) by air or 19 km (12 miles) by road northwest of the town of Sundance, Wyoming, which is located along US Interstate Highway 90 (“I-90”), 35 kilometers (22 miles) by air west of the South Dakota state line.

The REE pre-concentrate will be trucked from the mine approximately 64 km (40 miles) south along gravel and paved roads and then State Highway 116 to Upton, Wyoming. Tailings generated from beneficiation are expected to be disposed of on private land in close proximity to the plant.

All necessary infrastructure including housing, food, fuel, skilled labor, and mining supplies, would be available in the nearby towns, or further to the west in Gillette or to the southeast in Newcastle. Water rights at the mine site are available through permits by the Wyoming State Engineer’s Office. The water supply at the hydromet plant is available from the City of Upton. At the mine site, a power line runs to within a mile of the project area, and is expected to be upgraded. Electrical power would be supplied by the Powder River Energy Corporation, and published power costs are reported to be some of the lowest in the United States. Power for the hydrometallurgical site will be fed from a sub-station at the nearby industrial park.

Supplies can be trucked to the site 100 km (60 miles) from Gillette, which is located on both I-90 and rail lines. A Burlington Northern Santa Fe rail line serves Moorcroft, 54 kilometers (34 miles) west of Sundance, and Upton, 48 kilometers (30 miles) south of Sundance. The Powder River Basin is one of the world’s major coal mining regions and contains multiple coal-fired power plants. Gillette, the largest city in the basin, would be a major logistics center for any development at the Bull Hill Mine. The size of the mine property at approximately 39 square kilometers (15 square miles) is sufficiently large to support a mining operation, with no foreseeable obstacles regarding expansion. The hydrometallurgical site is located on approximately 160 hectares (400 acres) of private land, west of the city of Upton.

 Operating Costs

The average total annual operating cost is estimated at $61.8 million assuming a nominal production rate of 907 tonnes (1000 tons) per day of high-grade feed to the PUG plant producing 21,000 tonnes (23,100 tons) of bulk mixed RE concentrate containing 9,400 tonnes (10,400 tons) per year TREO. Wyoming state property and severance taxes are not included in the above operating costs but have been included in the economic analysis.

Increased Production Case—Plus 50% Higher than Base Case

The design of the PUG and hydromet plants has been sized to treat multiple ore types and, depending on the mine sequence, blending requirements, and market demand, production could approach 175%-200% of the Base Case production scenario. The PFS includes a sensitivity case at a production rate 50% higher than the Base Case. Additional capital expenditures are not anticipated for the plants. The mine would be supplemented with additional and extended operating shifts as required.

This case depicts excellent economic results with an NPV-10 of $1,747 million and an IRR of 65.1 percent.

Environmental & Permitting

Mining activity at the Bull Hill Mine and associated processing facilities and operation of the hydromet plant at Upton will affect the human and natural environment. Various governmental approvals and permits will be required for the development of these facilities.  The Company will be required to obtain permits to operate the Bull Hill Mine and the Upton plant and tailings storage facility from the United States Forest Service (“USFS”) and the Wyoming Department of Environmental Quality (“WDEQ”).  In accordance with Rare Element’s Environmental, Health, and Safety Policy, it will comply with applicable federal and state environmental statutes, standards, regulations, and guidelines in the permitting of the mine, plant and tailings storage facility.  Environmental baseline studies are underway at both the mine and plant locations to meet the federal and state permit requirements. To date, no fatal flaws associated with environmental permitting, legal issues, title, taxation, or socio-economic impacts, have been identified.

Markets, Pricing, and Commercial Agreements

The PFS assumes an average price of $17.36/kg of bulk mixed RE concentrates with an average grade of 45% TREO. This price was derived from the three-year (2009-2011) trailing average of separated individual REO prices, FOB China, from the Metal-Pages subscription service. Recognizing that the output of concentrate produced from the Bull Hill mine is a “basket mix” of individual rare earths as carbonates, a discount of 40% was assumed for the concentrate pricing in the economic models. As additional detail is added to the mine schedule in the Definitive Feasibility Study, concentrate pricing may vary depending on the mix of RE in the concentrates during any one mining period (year).  The PFS assumes an average price in all years.  A sensitivity case that assumes a 25% lower price for the concentrate ($13.02 per kilogram), demonstrates the economic feasibility of the project at substantially lower long-term price forecasts.

Metal-Pages also reports prices for RE carbonate concentrate, containing 42-45% TREO, FOB China. A three-year trailing average of RE carbonate concentrate prices from Metal-Pages is $19.69/kg, and a four-year trailing average of RE concentrate prices is $15.92/kg. The assumed price of $17.36/kg is believed to be a reasonable figure that falls between these two average prices. Because the volatility of the RE markets has distorted the normal market pricing over the past 20 months, a sensitivity case is presented that uses a lower concentrate price of $13.02/kg. The current RE carbonate concentrate price FOB China is listed in Metal-Pages, and this price has stayed constant at $38/kg for 18 months since October 2010, while individual REO prices have risen substantially and decreased during this same time period.

Rare Element is engaged in discussions with potential strategic alliance partners. Off-take discussions are also underway with potential customers, and samples of bulk concentrates from the recently completed successful pilot plant campaigns have been shared with interested parties.

Risks

1.

Mineral markets are volatile, thus currently unforeseen price level changes are possible and could have a significant impact on the financial results of the project. The Company currently does not have off-take agreements for the sale of the REO carbonate concentrate. Several rare earth separation facilities have been identified as potential customers.

2.

The Company intends to advance this project to a definitive feasibility stage in 2013 and several test programs need to be conducted. These include mine variability testing, development of a grade and ore blending plan, optimization of RE upgrading and reagent consumption, development of a cost effective manganese removal process, and development of a comprehensive environmental procedures and control plan. Additional metallurgical and pilot plant test work is planned to optimize PUG and hydromet plant performance. The future outcome of this test work may impact the technical and economic results of the project.

3.

The procedures for obtaining a mining permit from the WDEQ are well established. A major project milestone was successfully achieved this year when the Company received a decision from the WDEQ that both the Bull Hill Mine site and the Upton Hydrometallurgical facility could be permitted in a single permit under the Land Quality Division guidelines. This decision will help streamline the state permitting process. However there is no guarantee that the mining permit will be granted.

4.

The Environmental Impact Statement (EIS) process is also well established in the National Environmental Policy Act (NEPA), which is the formal process to assess impacts of mining activities on federal public lands. While the Company is actively establishing the environmental baseline conditions, there is a risk that the final Record of Decision (ROD) could be denied, contain conditions that would adversely affect the project economics, or be challenged. The Company is developing extensive impact studies and will establish the best available mitigation measures to meet or exceed regulatory agency requirements.

Opportunities

1.

The limits of the REE-mineralized system on the Bear Lodge property have yet to be determined. The development of existing deposits outside of the Bull Hill mine area, the recent identification of areas peripheral to the Bull Hill deposit that carry significant enrichment in HREE, and excellent potential for the discovery of new REE exploration target areas all add great upside potential to the project. Oxidized equivalents of carbonate and carbonate-related REE mineralization are widespread on the property, and current data indicate that the area proximal to the Bull Hill and Whitetail diatremes appears to be the most prospective for the occurrence of significant REE-mineralized bodies.  RE mineralization of similar grade has been found in targets beyond the two diatremes.

2.

Although the resources falling in the Inferred category were not used in the PFS, they represent a significant opportunity for the project. The total Inferred resources are 24.2 million tons (21.9 million tonnes) at an average grade of 2.74% TREO (1.5% cut off) in three deposits. Approximately 16.5 million tons (15 million tonnes) are high-grade oxide and oxide carbonate resources at a grade of 2.75% TREO.  Future drilling programs will focus on converting these Inferred resources into Measured and Indicated categories, and potentially extending the mine life or providing expansion opportunity.

3.

Heavy REE-enriched iron-manganese-rare earth (“FMR”) veins and stockwork zones were drilled during 2010 and 2011 in two additional target areas – Carbon and East Taylor. They are particularly enriched in europium, gadolinium, terbium, dysprosium, and yttrium (Eu, Tb, Dy, Gd, and Y) and have high-grades of TREO similar to Bull Hill. More drilling is planned to further delineate the extent and orientation of mineralization in the Carbon and East Taylor target areas to establish resources. The successful development of mineable reserves would potentially increase the economic value of the project.

4.

The Company is currently progressing with the development of rare-earth oxide separation technology and is contemplating construction and operation of a separation plant within a few years after the start-up of the hydromet plant.

5.

The average concentrate grade used in this study is 45% REO, based on previous bench scale testwork. Recent results from the on-going manganese removal testwork achieved concentrate grades up to 64% REO, while removing most of the impurities. Confirmation of an economic process giving similar results will increase the value of the concentrate product.

6.

The identified oxide resource mineralization continues at depth in an unoxidized state. Significant tonnages of underground mineralization could be developed in the future if a viable method of beneficiation of this material can be achieved.

Summary

The PFS technical and economic assessment of the Bear Lodge REE Project confirms the potential viability of the project with an NPV-10 of $1,271 million and an internal rate of return of 47.8%. At a price assumption 25% lower than the Base Case price, the project continues to demonstrate robust economics. The Definitive Feasibility Study will commence in the second quarter of 2012 with a planned completion date mid-year 2013.

Contributors

•

Roche Engineering, Inc. is the principal author and is an independent engineering company that carried out the PFS on behalf of the Company. Eric F. Larochelle, P.Eng. is the independent Qualified Person from Roche Engineering, Inc. responsible for the PFS as well as process engineering and mine and mill capital and operating cost estimation. He also reviewed and approved this news release as well as all sections of the PFS.

•

Alan C. Noble, P.E. of Ore Reserves Engineering, is the independent Qualified Person responsible for resource estimation. The drill-hole database was verified independently by Ore Reserves Engineering, which frequently undertakes mineral property studies. O.R.E. is familiar with the CIM mineral resource/reserve definitions and disclosure requirements of NI 43-101, to which the mineral resource and reserve classification in this report conform.

•

John T. Boyd and Company prepared the mine plan. Michael P. Richardson, P.E. is the independent Qualified Person from John T. Boyd and Company responsible for the design of the mine plan.

•

Jaye T. Pickarts, P.E. and COO of Rare Element, is a metallurgical engineer and a Qualified Person responsible for the metallurgy and process development.

•

The Rare Element geologic staff is responsible for the geologic, drilling, and sampling data; these data and descriptions were reviewed and approved by Mr. Noble.

•

Other groups that contributed to the PFS were Mountain States R&D International, Hazen Research Laboratories, Knight Piesold & Co. and IMCOA (Mr. Dudley Kingsnorth).

The PFS will be available on SEDAR and EDGAR.

Markets for Rare Earths

REEs are key components of the green energy technologies and other high-technology applications. Some of the major RE applications include high-strength magnets, hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent light bulbs, metal alloys in steel, additives in ceramics and glass, petroleum cracking catalysts, and many others. China currently produces more than 96% of the 124,000 tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare earths for a number of years. The REE market is projected to grow rapidly as these green technologies are implemented on a broad scale.

Jaye T. Pickarts, P.E., serves as the Chief Operating Officer of the Company and as an internal, technically Qualified Person. Technical information in this news release has been reviewed by Mr. Pickarts, and has been prepared in accordance with Canadian regulatory requirements that are set out in National Instrument 43-101. This news release was prepared by Company management, which takes full responsibility for content. Neither the TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

Rare Element Resources Ltd. (NYSE Amex: REE and TSX: RES) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold. In addition to the REE exploration and evaluation efforts, the Company is exploring for gold on the Sundance project, which is located on the same property in Wyoming.

ON BEHALF OF MANAGEMENT AND THE BOARD OF DIRECTORS

Jaye T. Pickarts, P.E., Chief Operating Officer

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations, 720-278-2466 or ahite@rareelementresources.com.

Forward Looking Statements

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends’ or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, statements with respect to future economic conditions and project operating results and feasibility, anticipated capital and operating costs, commodity prices, estimates of mineral reserves and resources, our plans for the operation of the Bear Lodge project, estimated average annual production, life of mine, estimated net present value, internal rate of return, and payback period.

Forward-looking statements used in this discussion are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of the Company. Forward-looking statements in this document are not a prediction of future events or circumstances, and those future events or circumstances may not occur. If risks and uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Important facts that can cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements include risks associated with commodity prices; exploration results; governmental and environmental regulations, permitting, licensing and approval processes; conclusions of economic evaluations; mineral reserves and resource estimates; uncertainties related to construction timing and costs; increases in costs of supplies, equipment and other input costs; our ability to obtain adequate financing on viable economic terms and to market our products; production rates; changes in project parameters as plans continue to be refined; the future market and prices for RE concentrates; possible variations in ore reserves, grades or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes, other risks of the mining industry and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2011, filed with the U.S. Securities and Exchange Commission (“SEC”) as updated by our subsequent filings with the SEC. Given these uncertainties, users of the information included herein, including investors and prospective investors, are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by U.S. and Canadian securities laws.

Cautionary Note to US Investors concerning estimates of Measured and Indicated Mineral Resources

This release uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources.” The Company advises US investors that while these terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission (“SEC”) does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

The Measured and Indicated Mineral Resources reported below are exclusive of the Proven and Probable Mineral Reserves as shown and have been estimated in compliance with definitions set out in Canada’s NI 43-101.

Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources

This release uses the term “Inferred Mineral Resources.” We advise US investors that while this term is recognized and required by NI 43-101, the US SEC does not recognize it. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of Inferred Mineral Resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of Inferred Mineral Resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that any part or all of the Inferred Mineral Resource exists, or is economically or legally mineable.